Exhibit 10.5

New Hire Authorization—Updated Appendix

Stock options covering an aggregate of 100,000 shares of common stock were granted to Carl Cohen on June 28, 2006 in connection with his appointment as President, Marketing Services, and stock options covering an aggregate of 25,000 shares were granted to Ronald Pearce on June 26, 2006 in connection with his appointment as Vice President and Corporate Controller. Also, stock options covering an aggregate of 30,000 shares of common stock were granted to one non-executive officer employee on April 24, 2006.

All such option grants were made under the Company’s New Hire Authorization as inducements to entering into employment with the Company. All options granted include a ten-year duration and an exercise price equal to the closing price of Dendrite’s stock on the business day immediately preceding the date of grant. The vesting schedule for the options is as follows: (i) twenty-five percent (25%) of the options shall first become exercisable on the first anniversary of date of grant and (ii) the remaining seventy-five percent (75%) shall become exercisable pro rata over the following three (3) year period, on a monthly basis, commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant.